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                                                                    Exhibit 99.1

                            [Activeworlds Letterhead]


                                 April 26, 2002

Board of Directors
Aladdin Systems Holdings, Inc.
245 Westridge Drive
Watsonville, CA 95076-4159

     Re: Letter of Intent for the Acquisition of Aladdin Systems Holdings, Inc.
         ----------------------------------------------------------------------

Gentlemen:

         The purpose of this Letter of Intent (this "Letter") is to set forth certain non-binding understandings and certain binding agreements among Activeworlds Corp., a Delaware corporation ("Activeworlds") and Aladdin Systems Holdings, Inc., a Nevada corporation ("Aladdin") with respect to the proposed tax-free reorganization and merger of Aladdin with Activeworlds (the "Merger").

                             NON-BINDING PROVISIONS

         The following numbered paragraphs reflect our understanding of the matters described in them, but are not intended to constitute an exhaustive statement of, or a legally binding or enforceable agreement or commitment on the part of Activeworlds or Aladdin, with respect to the matters described therein or to impose on Activeworlds or Aladdin, an enforceable duty or obligation to negotiate towards or conclude any such agreement or commitment.

         1. Basic Transaction. On the terms and conditions set forth in a definitive, legally binding, written agreement to be negotiated, entered into and executed by Activeworlds and Aladdin (the "Agreement") and subject to the conditions of the Agreement, the approval of Aladdin's stockholders (the "Aladdin Stockholders"), the approval of the Activeworlds' stockholders (the "Activeworlds Stockholders") and receipt of a favorable fairness opinion by Activeworlds, simultaneous with and subject to, the Closing of the Merger (the "Closing"), Aladdin shall merge into Activeworlds whereby Activeworlds will be the surviving company, or some other alternative structure which would result in the merger of Aladdin into Activeworlds.

         2. Exchange Ratio. As a result of the merger, the shares of Aladdin held by the Aladdin Stockholders will be exchanged into shares representing sixty percent (60%) of the shares of Activeworlds common stock, post-merger, on a fully diluted basis, subject to the provisions of Section 3 below.

         3. Activeworlds Net Cash. As of the Closing, the current cash balance of Activeworlds shall not be less than One Million Two Hundred Thousand ($1,200,000.00) Dollars and Aladdin's total current assets shall not be less than One Million Four Hundred Fifty Thousand ($1,450,000.00) Dollars. In the event that either Activeworlds, on one hand, or Aladdin, on the other hand, shall not meet such minimum cash or net tangible asset requirements, respectively, the Exchange Ratio shall be adjusted in the amount of 0.03% for each One Thousand ($1,000.00) Dollars that the actual amount of cash or net tangible assets, as the case may be, is less than the amount set forth above. For purposes of illustration, in the event that Activeworlds current cash balance as of the Closing is actually $1,100,000.00, then the number of shares of Activeworlds common stock that the Aladdin shares shall be exchanged into shall represent 63% of the shares of Activeworlds common stock, post-merger.

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         4. Reverse Stock Split. Simultaneously with, or within a reasonable time after the Closing, and subject to stockholder and other required approvals, Activeworlds shall conduct a reverse stock split which is deemed by the parties to be sufficient to maintain a stock price of at least $1.25 per share for a minimum time sufficient to meet the continued NASDAQ SmallCap listing criteria.

         5. Employee Options. All Aladdin employee stock options will be converted into an equivalent number of options to purchase Activeworlds common stock at an equivalent price, pursuant to a conversion formula to be agreed upon by the parties.

         6. Directors. As of the Closing, the Board of Directors of Activeworlds shall consist of seven (7) members with the Aladdin Stockholders having the right to nominate four (4) members to Board of Directors and the Activeworlds Stockholders having the right to nominate three (3) members.

         7. Employment Agreements. At the Closing, Jonathan Kahn shall execute a three-year employment agreement (the "Employment Agreement") with Activeworlds on terms mutually agreeable to the parties. Certain other key employees, to be mutually agreed upon, shall also execute Employment Agreements.

         8. NASDAQ Listing. The Closing of the Merger shall be conditioned upon Activeworlds continuing to have its common stock listed for trading on the NASDAQ SmallCap exchange and shall not have received any notice from NASDAQ that its stock is to be removed or delisted from the NASDAQ SmallCap exchange.

         9. Other Terms. The definitive Agreement will include comprehensive representations and warranties by Aladdin and provide comprehensive covenants, indemnities and other protection for the benefit of Activeworlds. Similarly, the Agreement will include comprehensive representations and warranties of Activeworlds for the benefit of Aladdin and the Aladdin Stockholders. The Agreement will be subject to standard Closing conditions, including title, consents, certificates, absence of material adverse change in either party's business, financial condition, prospects or operations, absence of pending or threatened litigation, approval of the transaction by the Aladdin Stockholders and the Activeworlds Stockholders, tax clearances and due diligence. It is the parties' expectation that the definitive agreement will be executed by May 15, 2002 and the transaction will close as soon practicable thereafter, but in any event not later than 75 days following such execution.

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                               BINDING PROVISIONS

         Upon execution of counterparts of this Letter by you, the following numbered paragraphs will constitute legally binding and enforceable agreements of Aladdin and Activeworlds (in recognition of the significant costs to be borne by the parties in pursuing this transaction and further in consideration of their mutual undertakings, as to the matters described therein, including the preparation of the Agreement).

         1. Access Provided to Information. Subject to the terms set forth in paragraph 2 below, respecting confidentiality and certain other matters, each party shall afford the other party's employees, auditors, legal counsel and other authorized representatives, all reasonable opportunity and access during normal business hours to inspect, investigate and audit the assets, liabilities, contracts, operations and business of such party before the Closing, at such party's sole cost. All such activities shall be conducted in a reasonable manner during regular business hours.

         2. Confidentiality. Aladdin and Activeworlds mutually agree, that (except as required by law) neither will disclose or use, and they will cause their respective officers, directors, employees, representatives, agents, advisors, not to disclose or use, any "Confidential Information" (as defined below) with respect to information furnished, or to be furnished, or otherwise permitted for review, by one party to the other in connection with the proposed transaction at any time or in any manner and will not use such information other than in connection with their respective evaluation of the proposed transaction. For the purposes of this paragraph "Confidential Information" shall mean any information supplied by one party to the other and identified as confidential in writing. If the transaction is not consummated each party will promptly return to the other (in no event later than five business days) all documents, contracts, records, notes or properties supplied to it or otherwise in its possession in connection with the proposed transaction. The provisions of this paragraph shall survive the termination of this Letter.

         3. Disclosure. At the proper time, as mutually determined by the parties, each party may issue a press release or make a public statement concerning the proposed transaction containing disclosure which is mutually agreeable to the parties, provided, that prior to such issuance of a press release, neither party shall make any announcement of such transaction or disclose the existence of and/or particulars of any negotiations related thereto, including, but not limited to, the terms, conditions, consideration to be paid or other facts related to the proposed transaction; provided that, Activeworlds may disclose the existence and terms of this Letter, and such other information as the parties may mutually agree, to Nasdaq in connection with its efforts to maintain continued listing status.

         4. Expenses. Each party shall bear its own expenses in connection with this Letter.

         5. Governing Law. This Letter shall be governed by and construed in accordance with the laws of the State of New York.

         6. Counterparts and Facsimile Signatures. This Letter may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile versions of original signatures of this Letter shall be considered original signatures.

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         Upon execution hereof, the parties shall proceed in good faith with the due diligence inquiry as described above and the negotiation of the definitive agreements and related documents which shall be prepared by Activeworlds' counsel containing provisions reasonable and customary for a transaction of this nature. Please sign and date this Letter in the space provided below on one or more counterparts to confirm our mutual understandings and agreements as set forth in this Letter and return a signed copy to the undersigned.

                                            Very truly yours,

                                            Activeworlds Corp.

                                            By: /s/ Richard Noll
                                                --------------------------
                                                Richard F. Noll, President

Acknowledged and Agreed to:

Aladdin Systems Holdings, Inc.

By:  /s/ Jonathan Kahn
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     Jonathan Kahn, Chief Executive
       Officer and President